Exhibit 10.11
GENERAL EMPLOYMENT OFFER

Name:	Alexander Shootman
Offered Position:	Senior Vice President of Worldwide Sales
Date of Offer:	June 17, 2009
General Employment Offer — United States of America
Should you accept our offer of employment as Senior Vice President of Worldwide Sales with Eloqua Limited (“ELOQUA” or the “Company”), your employment will commence under the following terms and conditions:
1.	BASE SALARY: Your initial base salary shall be at the rate of $9,375 per pay period (which annualizes to $225,000) less all required statutory and payroll deductions payable in accordance with the Corporation’s normal payroll policies in effect from time to time. The base salary may be adjusted from time to time by an amount to be determined by ELOQUA’s management.

2.	PERFORMANCE BONUS: In addition you will be eligible to participate in an Annual Management Performance Bonus Plan (the “Bonus Plan”). Under the current plan, at 100% achievement your target bonus would be $225,000 (the “Target”). Bonuses, if any, are paid on an annual basis at the sole discretion of the Company based on its assessment of your performance under the terms of your Bonus Plan, which typically will be set within the first 30 days of your start date. You may be eligible to receive a greater bonus amount than the Target, at the sole discretion of the Company’s Chief Executive Officer, consistent with the terms of the applicable Bonus Plan. During the first year of employment, your bonus entitlement will be prorated to reflect the period of employment at ELOQUA for the fiscal year. In addition, for 2009 you will be guaranteed a minimum of $75,000 of the prorated bonus for which you are eligible, $40,000 of which shall be paid by no later than October 15, 2009, with the remaining $35,000 to be paid to you by no later than January 31, 2010. The Bonus Plan is reviewed by the Company from time to time and may be adjusted to reflect the changing conditions of the business.

3.	VACATION: You will receive three (3) weeks of paid vacation per year which shall accrue on a monthly basis (1.25 days per month) plus all statutory holidays as defined in ELOQUA’s HR policy. Unused vacation days shall not accumulate. You will be entitled to a prorated vacation in the calendar year of hire based upon the number of days remaining in the respective calendar year calculated from your first day of employment (the “Start Date”). The timing of your vacation shall be approved in advance after consultation with your manager.

4.	BENEFITS: ELOQUA has contracted with TriNet to provide payroll, benefits and HR administration services on behalf of ELOQUA. Information about these benefits will be provided in separate documents and additional information will be available on-line over the web on the terms and conditions included in the End User License Agreement (EULA), which each new employee must accept upon acceptance of this offer in order to access TriNet’son-line self-service portal: HR Passport. A facility for 40 1(k) contributions will also be provided to you.

5.	EXPENSES: You will be reimbursed for all reasonable out-of-pocket expenses incurred in the fulfillment of your duties as set out in this Employment Agreement, including travel and entertainment, upon presentation of such documentation as ELOQUA may reasonably request and in accordance with ELOQUA’s standard expense reimbursement policies and employee travel budgets in effect from time to time—. Expenses shall be reimbursed no later than by the end of the calendar year next following the calendar year in which such expenses were incurred.
6.	STOCK OPTIONS: Subject to approval by Eloqua’s Board of Directors, Eloqua shall grant to you an option (the “Hiring Grant Options”) to purchase 783,000 shares (or 1% of the Common Shares outstanding of ELOQUA LIMITED). The Hiring Grant Options shall have an exercise price equal to the fair market value of the Common Shares on the date of the grant (as determined by the Board of Directors), and shall vest according to the Vesting Schedule below.
a.	Vesting schedule:
1.	one quarter of the Hiring Grant Options shall vest on the first anniversary of the Start Date;

2.	the remainder shall vest in thirty-six (36) successive equal monthly instalments upon completion of each of the next thirty-six (36) months; and

3.	In the event of a change of control Transaction (as defined in the Eloqua Stock Option Plan), all of your unvested Hiring Grant Options will vest immediately prior to the close of the Transaction.
All options shall be granted subject to the Eloqua Stock Option Plan (the “ESOP”) and applicable stock option agreement(s), copies of which will be provided to you.
7.	DUTIES: You will perform and carry out faithfully all the work, services, instructions and responsibilities from time to time assigned to you by your manager. You will devote your full time, skill, labor and attention to your duties and to the interests of ELOQUA, and its related and/or affiliated companies (collectively with ELOQUA, the ‘Eloqua Companies”), and use your best efforts to promote, develop and extend the interests of the Eloqua Companies. You will act faithfully, diligently, and in the best interests of the Eloqua Companies at all times in discharging your duties and responsibilities hereunder.

8.	POLICIES: You will also be subject to the policies, rules and practices of ELOQUA as may be amended from time to time. It shall be your duty as an employee to be familiar with, and to abide by and conduct yourself in accordance with, the applicable methods and techniques utilized by ELOQUA in the conduct, administration and management of its operations and activities, as determined by ELOQUA, and to the extent applicable, various procedures and regulations issued from time to time; to be responsible and accountable for and to conduct, administer, and manage your geographic area, facilities or operations in accordance with established policies and procedures, and to use your best efforts and endeavors to conduct, administer and engage in efforts on behalf of ELOQUA.

9.	AT WILL EMPLOYMENT: Your employment with ELOQUA will commence on the Start Date and is at-will, meaning that you or ELOQUA can terminate your employment at any time for any reason. ELOQUA is not obligated by this Agreement or by any separate arrangements to continue your employment for any particular time period. All compensation and benefits provided to you will Stop on the date of termination of your employment hereunder, except in the event that you are eligible for continuance of such benefits as specified by applicable laws, including continuation of group health insurance benefits pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).
10.	TERMINATION. Subject to the next sentence, in the event of any termination of employment (including a Termination for Cause (as defined below)), the Company will pay you no severance. In the event of any Involuntary Termination (as defined below), subject to your execution of an effective release agreement in a form satisfactory to the Company, the Company will pay you six (6) months of base salary in the form of salary continuation (“Severance Pay”). In the event that, after six (6) months of receiving Severance Pay, you remain without income as an employee, contractor, consultant, partner or owner (any of which would be “Alternative Employment”), then the Company will continue to pay Severance Pay for the shorter period of three months or until the date on which you commence Alternative Employment. You agree to immediately advise the Company with respect to your identification of Alternative Employment. The period during which you receive Severance Pay under these terms shall be the “Severance Pay Period.” During the Severance Pay Period, provided that you are eligible under the terms of COBRA, the Company shall contribute to your medical and dental benefit continuation premiums at the same rate as if you had continued to he employed. Provided that the Company achieves the performance targets set forth in the Bonus Plan for the fiscal year in which such involuntary Termination occurs, you shall also be entitled to a prorated performance bonus for the year in which the Involuntary Termination occurs, measured through the date on which your employment terminates and payable to you as and when such bonus would have been paid had you remained employed with the Company. In the event that your employment is terminated for any reason after the end of the fiscal year in which a performance bonus was earned but prior to the payment of such performance bonus, you shall be entitled to be paid such earned performance bonus notwithstanding such termination.
i.	“Cause” means (i) your conviction (including any plea of guilty or nolo contendere) of any crime (whether or not involving the Company) which constitutes a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, in the jurisdiction involved (other than unintentional motor vehicle crimes); (ii) any action or omission that constitutes gross negligence, willful misconduct, fraud, embezzlement, misappropriation of funds or breach of fiduciary duty to the Company or any of its subsidiaries; (iii) your continuing, repeated and willful failure or refusal to perform your duties and services under this Agreement; (iv) your material violation or breach of this offer letter, the Employee Confidential Information and Non-Disclosure, Developments, Non-Solicitation and Non Competition Agreement, or the Company’s policies and procedures; (v) your willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willful destruction or failure to preserve documents or other materials known to be relevant to such investigation, or willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vi) your material violation of United States federal or state securities laws or applicable Canadian and/or provincial securities laws, except where you have relied upon, and acted in accordance with, the advice of the Company’s legal counsel with respect to the matter involved in such violation and you believed you were acting in accordance with such laws; provided however that for Cause to be triggered under (iii) the Company shall have provided you with written notice of the conduct constituting Cause, which shall be specified in reasonable detail, and you shall have failed to cure within 30 days of receiving such written notice.
ii.	“Involuntary Termination” means any of the following that occurs after the date on which your employment actually commences: (a) involuntary discharge by the Company for reasons other than Cause (other than as a result of death or disability), or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your duties or level of responsibility relative to your duties or level of responsibility in effect immediately prior to such reduction, unless you have consented thereto, or (ii) ten percent (10%) or greater reduction in your base salary and target bonus as in effect immediately prior to such reduction, unless you have consented thereto; provided however that for an Involuntary Termination to be triggered under (b) you shall have provided the Company with written notice of such occurrence (which shall be specified in reasonable detail), and the Company shall have not cured within 30 days of receiving such written notice.
11.	REFERENCE AND BACKGROUND CHECKS: This offer is contingent upon the Company’s completion of a successful reference check about you. In addition, depending upon the work that you will be performing on the Company’s behalf, the Company may seek your authorization (either prior to or after employment) to complete a consumer or investigative report about you.

12.	REPRESENTATION REGARDING OTHER OBLIGATIONS: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or non- solicitation agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at ELOQUA. Please provide us with a copy of any such agreement into which you previously have entered.

13.	CORPORATE PROPERTY: All materials relating to the business and affairs of the Eloqua Companies including, without limitation, all manuals, documents, reports, equipment, working materials and lists of customers prepared by the Eloqua Companies or by you in the course of employment are for the benefit of ELOQUA and are and will remain the property of ELOQUA. Upon termination of employment, you will surrender to ELOQUA all such materials, data, information and property immediately upon notification of termination.

14.	CONTRACTUAL NATURE OF THIS DOCUMENT: You and the Company agree that this document is meant to be a binding contract, and not merely a statement of policy or intent.
I accept the terms of this General Employment Offer as stated:

/s/ Alexander Shootman	22 June 09

Alexander Shootman	Date
Approved by /s/ Joe Payne
Joe Payne, CEO
Eloqua Limited

AMERICAN EMPLOYEE CONFIDENTIAL INFORMATION AND NON-DISCLOSURE, DEVELOPMENTS
AND NON-SOLICITATION UNDERTAKING
This AGREEMENT (the “Agreement”) is made as of the 19 day of June, 2009, by and between Eloqua Limited and its subsidiaries, affiliates and related entities (collectively, “ELOQUA”) and Alex Shootman (hereinafter referred to as “Employee”). In consideration of my employment with ELOQUA, I agrees as follows:
ARTICLE 1 - CONFIDENTIAL INFORMATION
1.1	I agree to keep confidential at all times, whether during or after the termination of my employment, and not to disclose, directly or indirectly, or assist others in so disclosing, to any person, firm, corporation or other entity any Confidential Information. The term “Confidential Information” means any information concerning the organization, business, products, personnel information, services or finances of ELOQUA or of any third party to whom ELOQUA is under an obligation to keep confidential. Such Confidential Information includes, but is not limited to, trade secrets or confidential information respecting inventions, products, data, algorithms, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer, partner or supplier lists, prospect lists, projects, plans and proposals and any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of ELOQUA or concerning any of its dealings or affairs. Confidential Information also includes information received in confidence by ELOQUA from its customers, partners, suppliers, prospective customers or other third parties.

1.2	I agree to use the Confidential Information in the course of employment solely for the benefit of ELOQUA and disclose the Confidential Information only to such other ELOQUA employees and contractors who have a need to know the Confidential Information. I shall not use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to ELOQUA. I acknowledge and agree that, with respect to all Confidential Information, I am in a position of trust and subject to a fiduciary duty to use the Confidential Information only in the interests of ELOQUA. I understand that ELOQUA is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which requires ELOQUA to protect or refrain from use of Confidential Information I agree to be bound by the terms of such agreements in the event I have access to such Confidential Information.

1.3	The foregoing obligations do not apply to the extent that the Confidential Information is or becomes generally available to the public through no fault on my part. I am not prohibited from disclosing Confidential Information if directly ordered to do so by a court or governmental agency; however, I agree that before doing so, I will give prompt notice to ELOQUA of any possible order or any legal or governmental proceeding that may result in such an order and will not disclose any Confidential Information until ELOQUA has been given a reasonable opportunity to prevent or limit such disclosure.

1.4	While an employee of ELOQUA, I will devote my full-time efforts to ELOQUA’s business and I will not engage in any other business activity that conflicts with my duties to ELOQUA. I will advise the president of ELOQUA or his or her nominee at such time as any activity of either ELOQUA or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of ELOQUA. I will take whatever reasonable action is requested of me by ELOQUA to resolve any conflict or appearance of conflict which it finds to exist.

1.5	I agree that, if requested to do so by ELOQUA and, in any event, immediately upon the termination of my employment, I shall deliver all Confidential Information in my possession, care or control to ELOQUA immediately.
ARTICLE 2 - EMPLOYEE DEVELOPMENTS
2.1	I will make full and prompt disclosure to ELOQUA of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Works”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I acknowledge that all Works conceived, created, invented, produced, designed or reduced to practice by me, alone or with others, at any time or times during the term of my employment with ELOQUA shall be owned by ELOQUA and I acknowledge and agree that I do not acquire any right, title or interest in such works. I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to ELOQUA and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of ELOQUA or any customer of ELOQUA or any of the products or services being researched, developed, manufactured or sold by ELOQUA or which may be used with such products or services; or (b) result from tasks assigned to me by ELOQUA; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by ELOQUA, and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions. For certainty, such materials will be confidential information upon their creation.

2.2	This Agreement does not obligate me to assign to ELOQUA any work which, in the reasonable judgment of ELOQUA, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment. ELOQUA is engaged or reasonably would be engaged, and does not result from the use of’ the premises or equipment owned or leased by ELOQUA.

2.3	I agree that I will not knowingly incorporate into any Work or any other product of ELOQUA any virus, Trojan-Horse, trap door, time bomb or instructions that may be used to access, modify, distort, delete, damage or disable the works or other harmful code or any Works of any other person, firm, corporation or other entity.

2.4	I agree that I will not bring onto the premises of ELOQUA any confidential information or property belonging to my former employers or companies.
ARTICLE 3 - ASSIGNMENT OF RIGHTS TO WORKS
3.1	In the event that any interest in the Works vest in me, I hereby irrevocably assign to ELOQUA all of the right, title and interest I have or may acquire in any Works without further compensation, including, without limitation, rights to any copyright (including, without limitation, all reversionary interests and rights of renewal in and to the copyright to the Works and the right to create derivative works which modify or alter the Works), patent and design rights (including, without limitation, the right to file patent applications and to claim a right of priority under applicable international conventions) trade-marks and other intellectual property rights.

3.2	I hereby unconditionally and irrevocably waive any and all of my moral rights which I may now or in the future may have including the right to the integrity of the Works, the right, where reasonable in the circumstances, to be associated with the Works as an author by name or under a pseudonym and the right to remain anonymous when any translation of the Works is produced, performed or published.
ARTICLE 4 - NON-SOLICITATION
4.1	During my employment by ELOQUA, and for a period of one year from and after the date upon which I shall cease for any reason whatsoever to be an employee of ELOQUA (the “Applicable Period”), I covenant and agree that I will not, on my own behalf or for the benefit of another:
(a) solicit (i) any Customer or Prospective Customer, (ii) partner or prospective partner or (iii) supplier or prospective supplier to withdraw, curtail or cancel its business with ELOQUA;
(b) perform or provide for any Customer products or services of any type that ELOQUA is performing, or has plans to peform, at the time of termination of employment or in the twelve- month period preceding my termination; or
(c) solicit for employment or hire, or assist in the solicitation or hiring of, any person who is an employee, agent, independent contractor, partner, officer or director of ELOQUA, or who has held such status within the six (6) month period prior to the solicitation.
For purposes of this section, “Customer” means any person or entity who, during the twelve-month period immediately proceeding the date upon which my employment with ELOQUA ceased, paid or engaged ELOQUA for products or services of any type. For purposes of this section, “Prospective Customer” means any person or entity contacted or solicited by ELOQUA for purposes of providing products or services of which I had knowledge and/or with which I had contact at any time up to the date upon which I cease to be employed by ELOQUA.
4.2	Nothing in this Agreement shall prohibit me from holding for investment purposes only up to 1% of the issued publicly-traded shares of a corporation engaged in a business the same as or similar to the business presently carried on by ELOQUA.

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ARTICLE 5 - NON-COMPETITION
5.1	I understand and acknowledge that ELOQUA’s market for its existing and/or proposed products and services is worldwide. I also understand and acknowledge that the competitors for ELOQUA’s existing and proposed products and services are located worldwide and that geographic boundaries do not define the scope of competition in this field. Further, I understand and acknowledge that, during the course of my employment with ELOQUA, I will be given access to and will help develop Confidential Information, which if such Confidential Information were released to the general public or to a competitor, would place ELOQUA at a disadvantage with its competitors. Therefore, in order to protect ELOQUA’S Confidential Information and good will, during my employment and during the Applicable Period. I covenant and agree that I will not for myself or for the benefit of another engage, directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, in a Prohibited Capacity for any of the following companies or their successors: Aprimo, Market 2 Lead, Marketo, Marketbright, Manticore, Neolane, Silverpop/Vtrenz or any other business which provides products or services substantially similar to those provided by ELOQUA anywhere in the United States during the twelve (12) month period prior to my termination (any of which is a “Competitor”) unless my employment for such Competitor is in a department, division or group in that Competitor’s organization that is entirely unrelated and unaffiliated which that department, division or group of the Competitor that provides products or services substantially similar to those provided by ELOQUA. For purposes of this Section, “Prohibited Capacity” shall mean: (a) any capacity which involves the performance of tasks or functions substantially similar to those performed by me for ELOQUA at any time within the twenty-four (24) months immediately prior to the cessation of my employment with ELOQUA; or (b) any capacity which involves the management or supervision of any function (i) for which I was responsible or (ii) about which I acquired Confidential Information, while employed by ELOQUA at any time within the twenty-four (24) months immediately prior to the cessation of my employment with ELOQUA. Nothing in this Agreement shall prevent me, following the termination of my employment for any reason, from utilizing the software of any competitor of ELOQUA, so long as I am not working for a competitor of ELOQUA.
ARTICLE 6 - PRIOR AGREEMENTS
6.1	1 hereby represent that, except as I have fully disclosed previously in writing to ELOQUA, I am not bound by the terms of any currently enforceable agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of ELOQUA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with ELOQUA. I will not disclose to ELOQUA or induce ELOQUA to use any confidential or proprietary information or material belonging to any previous employer or others.
ARTICLE 7 - INJUNCTION
7.1	I understand and agree that ELOQUA will suffer irreparable harm if I breach any of my obligations under this Agreement and that monetary compensation will be inadequate to compensate ELOQUA for such breach. I therefore agree that, in the event of a breach or threatened breach of this Agreement or any of its provisions by me, ELOQUA is entitled, in addition to any of the other rights, remedies or damages available to ELOQUA, to a temporary restraining order, a preliminary injunction and a permanent injunction in order to prevent or to restrain any breach by me or any of my partners, co-ventures, employers, employees, agents, representatives or any other persons directly or indirectly acting for me.

ARTICLE 8 - FURTHER DOCUMENTS
8.1	I will, both during and after my employment period, at the request of and cost to ELOQUA, sign, execute, make and do all deeds, documents, acts and things as ELOQUA and its authorized agents may reasonably require:
a)	to apply for, obtain, register and vest in ELOQUA’s name alone, patents, copyrights, trade-marks or other analogous protection in any country throughout the world with respect to the Works and, when so obtained or vested, to renew and restore the same; and

b)	to defend any judicial opposition or proceedings in respect of such applications (including but not limited to petitions, applications or opposition proceedings for revocation or invalidation of any of patent, copyright, trade-mark or other analogous protection).
8.2	In the event that I am unable or unwilling to execute any document as reasonably required to protect any and all of ELOQUA’s right, title and interest in the Works including but not limited to filing copyright, patent, trademark and/or design applications, I hereby irrevocably designate and appoint each officer of ELOQUA as my agent and attorney-in-fact to execute such documents and take any actions necessary to secure such rights on my behalf.
ARTICLE 9 - NOTICE OF RESIGNATION BY EMPLOYEE/
NOTICE OF FUTURE EMPLOYMENT/DISCLOSURE TO FUTURE EMPLOYERS
9.1	In the event that I choose to resign from or terminate my employment with ELOQUA, I will give ELOQUA two (2) weeks written notice of my intended termination date. If and when I depart from ELOQUA for any reason, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of my employment, I will notify ELOQUA of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities. Finally, I will provide a copy of this Employee Confidential Information and Non-Disclosure Developments and Non-Solicitation Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.
ARTICLE 10 - GENERAL
10.1	My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

10.2	I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. ELOQUA shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of ELOQUA or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

10.3	During the term of my employment with ELOQUA, I shall devote my full time, skill, labor and attention to my duties and to the interests of ELOQUA and shall use my best efforts to promote, develop and extend the interests of ELOQUA. I will not, during the term of my employment with ELOQUA, undertake or accept any employment or engagement with any other party without the prior written consent of ELOQUA. Notwithstanding the foregoing, I understand that I may engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with my performance of my duties to ELOQUA.
10.4	I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

10.5	My obligations under this Agreement are in addition to and not in substitution for: (i) any fiduciary duty I may owe to ELOQUA; and (ii) all protections afforded to the Confidential Information at law and in equity.

10.6	I understand that this Agreement does not create an obligation on ELOQUA or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of ELOQUA by an authorized officer, my employment with ELOQUA is at will and therefore may be terminated by ELOQUA or me at any time and for any reason.

10.7	This Agreement, and the General Employment Offer attached hereto, constitutes the entire agreement between ELOQUA and me pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether oral or written, relating to the subject matter hereof. This Agreement shall apply notwithstanding any change in my employment or employer within ELOQUA.

10.8	The parties may waive any breach of any provision of this Agreement expressly in writing in its or his sole discretion. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

10.9	1 have carefully read and considered the provisions of this Agreement and, having done so, I agree that the restrictions set forth in this Agreement are fair and reasonable and are reasonably required for the protection of the interests of ELOQUA and its business, officers, directors and employees.

10.10	I acknowledge that I have had the opportunity to retain counsel to review and advice on this Agreement. I have been give sufficient time to analyze it and I am fully aware of its contents and of its legal effect. I and ELOQUA enter into this Agreement freely and voluntarily and with a hill understanding of its terms and conditions.

10.11	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws rules. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Virginia for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.
DATE: 22 June, 2009.

/s/ Mia Dunlop	/s/ Alex Shootman

Signature of’ Witness	Signature of Employee

/s/ Mia Dunlop	/s/ Alex Shootman

Name of Witness (please print)	Name of Employee (please print)

July 13, 2012
Mr. Alexander Shootman
c/o Eloqua, Inc.
1921 Gallows Road, Suite 250
Vienna, VA 22182

Re:	Amendment to General Employment Offer
Dear Alex:
     This letter agreement (the “Letter Agreement”) amends the terms of the General Employment Offer (the “Offer Letter”) dated as of June 17, 2009, by and between Eloqua, Inc. (the “Company”) and you as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Offer Letter.
     1. Section 10 of the Offer Letter is hereby amended by inserting the following as a new fifth sentence to such Section:
“The Severance Pay shall commence within 60 days after your employment terminates on the first payroll date of the Company after the release referred to above becomes effective; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Pay shall commence to be paid in the second calendar year, and, solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), each installment payment is considered a separate payment.”
     2. Section 10 of the Offer Letter is hereby further amended by inserting the following immediately prior to the period at the end of the penultimate sentence thereof and immediately following the phrase “had you remained employed by the Company” in such sentence:
“, in the calendar year following the year to which such bonus relates but not later than March 15 of such year (the ‘Prorated Bonus’)”
     3. Section 10 of the Offer Letter is hereby further amended by inserting the following as a new final sentence there to:
“If such Involuntary Termination occurs within the 12 month period following a Sale Event (as defined in the Company’s 2012

Stock Option and Incentive Plan), then, (x) in addition to the payments and benefits described above, the any unvested Company equity awards then held by you, whether in the form of options, restricted stock, restricted stock units or other form, shall be immediately vested and/or exercisable as of the date of such termination and (y) in lieu of the Prorated Bonus, the Company will pay you a lump-sum payment in an amount equal to six months of your Target bonus for the year of termination, payable on the date the first installment of the Severance Pay is paid, provided the release described above is effective as of such date. For purposes of clarity, nothing herein shall modify the vesting provisions of any such Company equity award that, by its terms, would vest automatically in connection with a Sale Event or similar change of control.”
     4. The Offer Letter is hereby amended by inserting the following as a new Section 15 of the Offer Letter:
“15. ADDITIONAL LIMITATION
(i) Anything herein to the contrary notwithstanding, in the event that the amount of any compensation, acceleration, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the ‘Severance Payments’), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions will apply:
     (A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you will be entitled to the full benefits payable under this Agreement.
     (B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments will not exceed the Threshold Amount. In such event, the Severance Payments will be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments will be reduced in reverse chronological order.

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(ii) For the purposes of this Section 15, ‘Threshold Amount’ means three times your ‘base amount’ within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and ‘Excise Tax’ means the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.
(iii) The determination as to which of the alternative provisions of Section 15(i) will apply to you will be made by an accounting firm selected by the Company (the ‘Accounting Firm’), which will provide detailed supporting calculations both to the Company and you within 10 business days of the date of your termination of employment, if applicable, or at such earlier time as is reasonably requested by the Company or by you. For purposes of determining which of the alternative provisions of Section 15(i) will apply, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of your residence on the date your employment terminates, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm will be binding upon you and the Company.”
     5. The Offer Letter is hereby amended by inserting the following as a new Section 16 of the Offer Letter:
“16. SECTION 409A.
(a) Anything in the Offer Letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under the Offer Letter on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of

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the installments shall be payable in accordance with their original schedule.
(b) All in-kind benefits provided and expenses eligible for reimbursement under the Offer Letter shall be provided by the Company or incurred by you during the time periods set forth in the Offer Letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c) To the extent that any payment or benefit described in the Offer Letter constitutes ‘non-qualified deferred compensation’ under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your ‘separation from service.’ The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d) The parties intend that the Offer Letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of the Offer Letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are either exempt from or otherwise comply with Section 409A of the Code. The parties agree that the Offer Letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of the Offer Letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”
     6. The Offer Letter is hereby amended by inserting the following as a new Section 17 of the Offer Letter:
“17. SUCCESSOR TO COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Offer Letter to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption hereof at or prior to the effectiveness of any succession will be a material breach of this Offer Letter.”
     7. All other provisions of the Offer Letter shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of

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any right or abrogation of any obligation otherwise existing under the Offer Letter except to the extent specifically provided for herein.
     8. This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     Please indicate your acceptance of the terms of this Letter Agreement by signing where indicated below and returning this Letter Agreement to the Company.

ELOQUA, INC.

By:	/s/ Joseph Payne

Name:	Joseph Payne
Title:	CEO

Accepted and agreed:

/s/ Alex Shootman

Alex Shootman

July 13, 2012